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                                                                     EXHIBIT 5.1


                   LANGE, SIMPSON, ROBINSON & SOMERVILLE LLP
                       417 NORTH 20TH STREET, SUITE 1700
                           BIRMINGHAM, ALABAMA 35203
                            TELEPHONE: (205) 250-5000
                            FACSIMILE: (205) 250-5034

                                  April 9, 2001


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama  35203


Ladies and Gentlemen:


         We render this opinion as counsel for Regions Financial Corporation, a Delaware corporation ("Regions") in connection with its registration statement on Form S-8 for shares of its common stock to be issued under certain stock option plans assumed by Regions in the acquisition of Morgan Keegan, Inc. (the "Assumed Stock Options"). We have considered the terms of the options issued under the assumed stock option plans and the pertinent definitive acquisition agreement, and we have examined such other documents and records as we have deemed necessary to examine for the purpose of giving this opinion.

         Based upon the foregoing, it is our opinion that, when shares of common stock of Regions are issued upon exercise of options issued under the assumed stock option plans, and upon payment of the consideration therefore, such shares will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

         We consent to the inclusion of this opinion as an exhibit of the registration statement and to the reference to this firm in Part II of the Registration Statement.

                                  Yours truly,


               /s/ Lange, Simpson, Robinson & Somerville LLP